Exhibit 4.3

                            SPURLOCK INDUSTRIES, INC.
                            1995 STOCK INCENTIVE PLAN


                                    ARTICLE I

                                     PURPOSE

         The purpose of this Spurlock Industries, Inc. 1995 Stock Incentive Plan (the "Plan") is to provide to certain personnel who are key employees, officers or directors of Spurlock Industries, Inc., a Virginia corporation (the "Corporation"), or its subsidiaries, whether directly or indirectly owned (collectively with the Corporation, the "Company"), further incentive (i) to remain in the service of the Company, (ii) to maintain and enhance the long-term performance and profitability of the Company, and (iii) to associate further their personal interests with the interests of the Company. The Plan is intended to permit the issuance of options qualifying as either Incentive Stock Options or Non-Qualified Stock Options, as designated by the Committee at the time of Grant. No Option that is intended to be an Incentive Stock Option, however, shall be invalid for failure to qualify as an Incentive Stock Option under
Section 422 of the Code but shall be treated as a Non-Qualified Stock Option.

                                   ARTICLE II

                                  DEFINITIONS

         As used herein the following capitalized words shall have the following meanings:

         2.01 "Agreement" means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of a Grant issued to such Participant.

         2.02 "Board" means the Board of Directors of the Corporation.

         2.03 "Code" means the Internal Revenue Code of 1986, as amended.

         2.04 "Committee" means the committee of the Board appointed to administer the Plan or, if no committee is appointed, the Board.

         2.05 "Common Stock" means the shares of common stock, no par value, of the Corporation and any other shares into which such common stock shall thereafter be exchanged by reason of a


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recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like.

         2.06 "Company" means the Corporation and its subsidiaries, whether directly or indirectly owned, and where the context requires, any of them.

         2.07 "Corporation" means Spurlock Industries, Inc., a Virginia corporation.

         2.08 "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

         2.09 "Fair Market Value" means, on any given date, the mean between the highest and lowest reported sales prices of the Common Stock on the immediately preceding business day, or, if no sales are reported for such day, (i) the then current bid price reported by any of the market makers in the stock, or (ii) the fair market value of the Common Stock, as determined by the Committee in good faith.

         2.10 "Grant" means the grant of an Option, whether or not it is presently exercisable.

         2.11 "Incentive Stock Option" means an Option that is intended to qualify as an "incentive stock option" under Section 422 of the Code.

         2.12 "Non-Qualified Stock Option" means an Option other than an Incentive Stock Option.

         2.13 "Option" means a stock option that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the price set forth in an Agreement, which may be an Incentive Stock Option or a Non-Qualified Stock Option.

         2.14 "Option Price" means the price per share for certain shares of Common Stock purchased upon the exercise of an Option as provided in Article VI.

         2.15 "Participant" means an officer, director or key employee of the Company who satisfies the requirements of Article IV and is selected by the Committee to receive a Grant.

         2.16 "Plan" means this Spurlock Industries, Inc. 1995 Stock Incentive Plan.


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                                   ARTICLE III

                                 ADMINISTRATION

         3.01 Committee. Subject to Section 3.05, the Plan shall be administered by a committee of the Board that shall consist of at least two outside directors and have the power of the Board to authorize Grants and make discretionary decisions under the Plan. The members of the Committee shall be appointed by, and may be changed from time to time in the discretion of, the Board.

         3.02 Authority of Committee. The Committee shall have the authority (i) to exercise all powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and any Agreement executed pursuant to Section 4.02,
(iii) to prescribe, amend and rescind rules and regulations relating to the Plan, (iv) to make all determinations necessary or advisable in administering the Plan, and (v) to correct any defect, supply any omission, and reconcile any inconsistency in the Plan.

         3.03 Conclusive Authority. The determination of the Committee on all matters relating to the Plan or any Agreement shall be conclusive.

         3.04 No Committee Member Liability. No member of the Committee shall be liable to the Corporation, the Company, any Participant or any other person for any action or determination made in good faith with respect to the Plan or any award thereunder.

         3.05 Default Administration. Notwithstanding anything to the contrary contained herein: (i) until the Board shall appoint the members of the Committee, the Plan shall be administered by the Board; and (ii) the Board may, in its sole discretion, at any time and from time to time, resolve to administer the Plan. In either of the foregoing events, the term "Committee" as used herein shall be deemed to mean the Board.

                                   ARTICLE IV

                                   ELIGIBILITY

         4.01 General. Any officer, director or employee of the Company who, in the judgment of the Committee, has contributed significantly or may be expected to contribute significantly to the profits or growth of the Company may receive one or more Grants.

         4.02 Grants. The Committee will designate the individuals to whom Grants are to be issued and will specify the number of shares of Common Stock subject to each such Grant. The Committee shall have the authority to grant to any Participant Incentive

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Stock Options,  Non-Qualified Stock Options or both types of Options;  provided, however, that Incentive Stock Options may be granted only to employees of the Company. Each Grant issued under this Plan shall be evidenced by an Agreement which shall be subject to the applicable provisions of this Plan and to such other provisions as the Committee may determine. No Participant may be granted Options that are Incentive Stock Options which are first exercisable in any calendar year for stock having an aggregate Fair Market Value (determined as of the date an Option is granted) exceeding $100,000.

         4.03 Designation of Option as an Incentive Stock Option or Non-Qualified Stock Option. The Committee will designate, at the time an Option is granted, whether the Option is to be treated as an Incentive Stock Option or a Non-Qualified Stock Option. In the absence, however, of any such designation, such Option shall be treated as an Incentive Stock Option.

         4.04 Qualification of Incentive Stock Option under Section 422 of the Code. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered nor shall any discretion or authority granted under the Plan be exercised so as to disqualify the Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any Incentive Stock Option under such
Section 422. In the event any Option granted as an Incentive Stock Option is for any reason disqualified as an Incentive Stock Option, such Option shall be treated as a duly granted Non-Qualified Stock Option.

                                    ARTICLE V

                     MAXIMUM NUMBER OF SHARES TO BE AWARDED

         Upon the exercise of any Option, the Company shall deliver to the Participant authorized but previously unissued shares of Common Stock or previously issued shares of Common Stock reacquired by the Company. The maximum aggregate number of shares of Common Stock that may be issued pursuant to this Plan is Five Hundred Thousand (500,000). The maximum number of shares of Common Stock that may be issued pursuant to the exercise of Options under the Plan is subject to adjustment as provided in Article IX. If an Option is terminated, in whole or in part, for any reason other than its exercise, the number of shares of Common Stock allocated to the Option or portion thereof may be reallocated to other Options that may be granted under this Plan.

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                                   ARTICLE VI

                                  OPTION PRICE

         The price per share for Common Stock purchased upon the exercise of an Option shall be fixed by the Committee on the date of grant; provided, however, that in the case of an Option that is an Incentive Stock Option, the price per share shall not be less than the Fair Market Value on such date, and in the case the Incentive Stock Option is granted to a Participant who at the time of Grant owns, whether directly or pursuant to relevant attribution rules, more than 10% of the total combined voting power of all classes of stock of the Corporation, or any of its subsidiaries, the price per share shall not be less than 110% of the Fair Market Value on such Date.

                                   ARTICLE VII

                               EXERCISE OF OPTIONS

         7.01 Option Period. The period in which an Option may be exercised shall be determined by the Committee on the date of the Grant; provided, however that an Incentive Stock Option shall not be exercisable prior to the date the Plan is submitted to the Corporation's shareholders for approval in accordance with Section 11.04, nor shall it be exercisable after the expiration of 10 years from the date the Incentive Stock Option was granted, or, in the event the Incentive Stock Option is granted to a Participant who at the time of Grant owns, whether directly or pursuant to relevant attribution rules, more than 10% of the total combined voting power of all classes of stock of the Corporation, or any of its subsidiaries, after the expiration of 5 years from such Grant date. In the event of termination of employment of a Participant holding an Incentive Stock Option for any reason other than death or disability, the term of the Incentive Stock Option shall expire on a date not later than three months after the termination. In the event of termination due to death or disability of a Participant holding an Incentive Stock Option, the Option shall expire on the earlier of (i) 12 months from the date of termination or (ii) the expiration date set forth in the Option.

         7.02 Nontransferability. Any Option granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. In the event of any such transfer, the Option must be transferred to the same Participant's trust or estate. During the lifetime of the Participant to whom an Incentive Stock Option is granted, the Option may be exercised only by the Participant. No right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation or liability of such Participant.

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         7.03  Employee Status.  For purposes of determining the applicability of Section 422 of the Code (relating to Incentive Stock Options), or in the event that the terms of any Grant provide that it may be exercised only during employment or within a specified period of time after the termination of employment, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment.

                                  ARTICLE VIII

                               METHOD OF EXERCISE

         8.01 Exercise. Subject to the provisions of Articles VII and X, an Option may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Committee shall determine. An Option granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the Option could be exercised. Such partial exercise of an option shall not affect the right to exercise the Option from time to time in accordance with this Plan with respect to remaining shares exercisable under the Option.

         8.02 Payment. Unless otherwise provided by the Agreement, payment of the Option Price shall be made in cash. If the Agreement provides, payment of all or part of the Option Price may be made by surrendering shares of Common Stock to the Company, provided the shares surrendered have a Fair Market Value (determined as of the day preceding the date of exercise) that is not less than such price or part thereof. In addition, the Committee may establish such payment or other terms as it may deem to be appropriate and consistent with these purposes.

         8.03 Shareholder Rights. No participant shall have any rights as a shareholder with respect to shares subject to his Option until the date he exercises such Option.

                                   ARTICLE IX

                     ADJUSTMENT UPON CHANGE IN COMMON STOCK

         Should the Company effect one or more (a) stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization; (b) spin-offs, spin- outs, split-ups, split-offs, or other such distribution of assets to shareholders; or (c) direct or indirect assumptions and/or conversions of outstanding Options due to an acquisition of the Company, then the maximum number of shares as to which Grants may be issued under this Plan shall be proportionately adjusted and their terms shall be adjusted as the Committee shall determine to

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be  equitably  required.  Any  determination  made under this  Article IX by the
Committee shall be final and conclusive.
         The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to any Grant.

                                    ARTICLE X

              COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES

         No Option shall be exercisable, no certificates for shares of Common Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements). The Company may rely on an opinion of its counsel as to such compliance. Any share certificate issued to evidence Common Stock for which an Option is exercised may bear such legends and statements as the Committee may deem advisable to assure compliance with federal and state laws and regulations. No Grant shall be exercisable, no certificate for shares shall be delivered, and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Committee may deem advisable from regulatory bodies having jurisdiction over such matters.

                                   ARTICLE XI

                               GENERAL PROVISIONS

         11.01 Effect on Employment. Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof) shall confer upon any employee any right to continue in the employ of the Company or in any way affect any right or power of the Company to terminate the employment of any employee at any time with or without assigning a reason therefor.

         11.02 Unfunded Plan. The Plan, insofar as it provides for a Grant is not required to be funded, and the Company shall not be required to segregate any assets that may at any time be represented by a Grant.

         11.03 Rules of Construction. Headings are given to the articles and sections of this Plan for ease of reference. The reference to any statute, regulation, or other provision of law


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shall be construed to refer to any  amendment to or successor of such  provision of law.

         11.04 Shareholder Approval. The Plan shall be submitted to the shareholders of the Corporation for approval within twelve months after the date of its adoption by the Board. In the event the shareholders of the Corporation do not approve the Plan, (i) any Incentive Stock Option then outstanding shall be automatically converted to a Non-Qualified Stock Option, (ii) the Committee shall so inform the Participants holding such Options, and (iii) no other Incentive Stock Options shall thereafter be granted without prior approval of the Plan by the shareholders of the Corporation within such twelve month period.

         11.05 Withholding. In the event that the Participant disposes of any Common Stock acquired by the exercise of an Incentive Stock Option within the two-year period following grant, or within the one-year period following exercise, of the Incentive Stock Option, the Company shall have the right to require the Participant to remit to the Company an amount sufficient to satisfy all federal, state and local withholding tax requirements as a condition to the registration of the transfer of such Common Stock on its books. Whenever under the Plan payments are to be made by the Company in cash or by check, such payments shall be net of any amount sufficient to satisfy all federal, state and local withholding tax requirements.

         11.06 Amendment and Termination. The Board retains the right to amend or terminate the Plan at anytime; provided that, no amendment or termination shall affect any Grant awarded prior to such amendment or termination. The Plan shall automatically terminate as of the earlier of (i) ten years from the date this Plan is adopted or (ii) when all shares have been awarded and all awards under the Plan have been exercised in accordance with the terms and provisions of the Plan.



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